UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 13, 2015

Two Harbors Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 36th Floor New York, NY 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:   (612) 629-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(d) Appointment of Director.

At a meeting held on November 13, 2015, the Board of Directors (the “Board”) of Two Harbors Investment Corp. (the “Company”) appointed Lisa A. Pollina to fill a vacancy on the Board. The appointment of Ms. Pollina as director was effective immediately following the Board’s meeting, and she will stand for re-election at the Company’s 2016 annual meeting of stockholders. Ms. Pollina was also appointed to serve on the Board's Risk Oversight Committee.

Lisa A. Pollina is the immediate past Vice Chairman for RBC Capital Markets, a division of the Royal Bank of Canada (RBC) (NYSE: RY), stepping down from her role in June 2015. In this role, Ms. Pollina was responsible for the firm’s largest financial institution clients via relationship designation at the board and senior management levels. Prior to her appointment as Vice Chairman in 2012, she was the senior advisor to the chief executive officer for RBC International regarding strategic corporate and business development actions globally for various divisions. In this role, she also served as senior advisor for the boards of RBC Canadian Trust Company and the RBC Dexia Holding Company. Prior to joining RBC, Ms. Pollina served as the Global Financial Institutions (FIG) executive responsible for a global corporate banking division at Bank of America from 2006 to 2010.  Prior to Bank of America, Ms. Pollina was a founding partner in Bordeaux Capital, a strategic and financial advisory firm that emerged from Barclays Capital in 2002. Ms. Pollina is a member of the Financial Services Roundtable in Washington D.C. where she is Vice Chair of the Lending and Leasing Policy Committee for the United States. She is also an appointee to the Federal Reserve Bank of the United States’ Working Group on Global Markets. Ms. Pollina is a member of the Board of Directors for Ritchie Brothers Auctioneers (NYSE: RBA), which she joined in May 2015. She has also served as a Trustee for the William Blair Mutual Fund family and on the Finance Council and Investment Committee for the Archdiocese of Chicago. She is a member of The Commercial Club of Chicago. Ms. Pollina holds a B.S. from Western Michigan University and an M.B.A. from the Yale School of Management.

There are no arrangements or understandings between Ms. Pollina and any other person pursuant to which Ms. Pollina was selected as a director and there are no transactions in which Ms. Pollina has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Pollina will be compensated in accordance with the Company’s publicly disclosed director compensation policies and accordingly was granted 6,723 shares of the Company’s common stock as part of her director compensation.

Item 5.03           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 13, 2015, the Board adopted and approved the Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective immediately. The principal amendment to Bylaws was the addition of Article XII (“Exclusive Forum for Certain Litigation”), which provides that, unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or, if such court does not have jurisdiction, the United States Court for the District of Maryland, Baltimore Division) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (4) any action asserting a claim governed by the internal affairs doctrine.

The above description of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, a complete copy of which is attached as Exhibit 3.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01           Regulation FD Disclosure.

On November 13, 2015, the Company issued a press release announcing Ms. Pollina’s appointment to the Board. A copy of the press release announcing Ms. Pollina’s appointment to the Board is being furnished, not filed, with this Current Report on Form 8-K and is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.3	Two Harbors Investment Corp. Amended and Restated Bylaws, as amended on November 13, 2015.
99.1	Press Release of Two Harbors Investment Corp., dated November 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ REBECCA B. SANDBERG
Rebecca B. Sandberg
General Counsel and Secretary

Date: November 13, 2015

Exhibit Index

Exhibit No.	Description	Filing Method

3.3	Two Harbors Investment Corp. Amended and Restated Bylaws, as amended on November 13, 2015.	Electronically
99.1	Press Release of Two Harbors Investment Corp., dated November 13, 2015.	Electronically